Exhibit 99.1
Mesa Air Group Reports Second Quarter 2008 Revenues and Earnings
(UPDATE) PHOENIX: Jun 30/PRNewswire-SecondCall/ —Mesa Air Group, Inc. (Nasdaq:MESA) (the “Company”) today announced second quarter after tax profit of $17.5 million from continuing operations on operating revenues of $320.3 million. Total operating revenues for the second quarter of 2008 increased $24.0 million, or 8.1% from the same quarter in 2007. The net income of $17.5 million, or $0.51 per diluted share, compares to a net loss from continuing operations of $22.6 million, or $0.71 per diluted share for the same period of fiscal 2007. Pro forma net loss for the quarter was $4.1 million or $0.15 per diluted share. Pro forma net adjustments on an after tax basis were the following: $21.0 million benefit as a result of a negotiated settlement with Hawaiian Airlines, $4.5 million gain on repurchase of convertible notes, $1.9 million gain on securities, lease return costs of $3.3 million, startup costs associated with the Chinese joint venture of $0.9 million, go! legal costs of $0.6 million and $1.1 million of other expenses.
Total Available Seat Miles (“ASM’s”) for the second quarter of fiscal 2008 decreased 10.4% from the second quarter of 2007 primarily due to a decrease in the number of aircraft flown from 201 as of March 31, 2007 to 178 as of March 31, 2008. At March 31, 2008 Mesa’s operating fleet was comprised of 84 50-seat regional jets, 41 86-seat regional jets, two 76-seat regional jets and 20 66-seat regional jets, 16 37-seat turboprops and 15 19-seat turboprops. As of March 31, 2008, the Company operated 50 regional jets and 15 turboprops on a codeshare basis with US Airways, 53 regional jets and ten turboprops for United and 39 regional jets for Delta. The Company also flew six turboprops at Mesa Airlines and five regional jets in Hawaii operating as go!
As of March 31, 2008, the Company’s cash, cash equivalents, restricted cash and marketable securities were approximately $158.1 million, which includes $102.8 million in restricted cash.
Events during the second quarter included:
–	Delta: On March 28, 2008 Delta notified the Company of its intent to terminate the Delta Connection Agreement among Delta, the Company, and the Company’s wholly owned subsidiary, Freedom Airlines, Inc., alleging failure to maintain a specified completion rate with respect to its ERJ-145 Delta Connection flights during three months of the six-month period ended February, 2008. Following Delta’s termination notification, the Company filed a Complaint on April 7, 2008 in the United States District Court for the Northern District of Georgia seeking declaratory and injunctive relief. An evidentiary hearing was conducted on May 27 through May 29, 2008. Following the hearing, the Court ruled in the Company’s favor and issued a preliminary injunction against Delta.

–	Hawaiian Settlement: On April 30, 2008, the Company reached a settlement of its suit with Hawaiian. Under the terms of the settlement and without admitting any wrongdoing, Mesa received $37.5 million from the bond it previously posted with the United States Bankruptcy Court for the District of Hawaii. Hawaiian Airlines retained the remaining collateral of the bond totaling $52.5 million. This settlement did not restrict in any way go!’s ability to continue to offer services in the Hawaiian inter-island market. As a result of this settlement, the Company adjusted the contingent liability recorded in fiscal 2007 and recorded a gain of $34.1 million at March 31, 2008 to reflect the amount ultimately paid.

–	Air Midwest: In the fourth quarter of fiscal 2007, we committed to a plan to sell Air Midwest or certain assets thereof. Air Midwest consists of turboprop operations, which includes our independent Mesa operations, Midwest Airlines code-share operations, and our Beechcraft 1900D turboprop code-share operations with US Airways. In connection with this decision, the Company began soliciting bids for the sale of the twenty Beechcraft 1900D aircraft in operation and began to take the necessary steps to exit the Essential Air Service (“EAS”) markets that we serve, and expect to be out of all EAS markets by June 30, 2008. All assets and liabilities, results of operations, and other financial and operational data associated with these assets have been presented in the accompanying consolidated financial statements as discontinued operations separate from continuing operations, unless otherwise noted. For all periods presented, we reclassified operating results of the Air Midwest turboprop operation to loss from discontinued operations.
“During the second quarter we resolved a number of important issues,” said Mesa Air Group Chairman and CEO, Jonathon Ornstein. “However, there remain many significant challenges to overcome both here at Mesa and with the industry. I wish to thank our people for their continued dedication as we work together to offer the very best service to our customers and our partners,” Mr. Ornstein added.
OPERATING DATA

	Operating Data		Operating Data
	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Passengers	3,266,626	3,874,593	6,854,918	7,758,677
Available seat miles (“ASM”) (000’s)	1,984,190	2,215,432	4,104,419	4,520,019
Revenue passenger miles (000’s)	1,429,186	1,656,945	2,980,016	3,351,718
Load factor	72.0%	74.8%	72.6%	74.2%
Yield per revenue passenger mile (cents)	0.22	0.18	0.22	0.19
Revenue per ASM (cents)	0.16	0.13	0.16	0.14
Operating cost per ASM (cents)	0.15	0.14	0.15	0.14
Average stage length (miles)	401.0	389.1	399.4	393.1
Number of operating aircraft in fleet	178	201	178	201
Gallons of fuel consumed	39,985,972	51,292,088	81,441,520	106,582,972
Block hours flown	120,818	142,300	249,380	286,768
Departures	78,173	94,820	163,160	190,854

MESA AIR GROUP, INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,			Six Months Ended March 31,
	2008	2007		2008	2007
			(Unaudited)
		(In thousands, except per share data)
Operating revenues:
Passenger	$316,840	$319,183		$640,043	$650,153
Freight and other	3,489	2,456		6,878	5,018

Total gross operating revenues	320,329	321,639		646,921	655,171
Impairment of contract incentives	—	(25,324)		—	(25,324)

Net operating revenues	320,329	296,315		646,921	629,847

Operating expenses:
Flight operations	89,207	95,515		182,778	190,698
Fuel	118,759	100,987		234,678	215,226
Maintenance	66,884	64,647		138,894	122,548
Aircraft and traffic servicing	20,255	21,551		39,910	40,783
Promotion and sales	922	973		1,703	1,786
General and administrative	20,984	15,386		35,976	32,046
Depreciation and amortization	9,769	9,846		19,356	20,155
Settlement of lawsuit	(34,100)	—		(34,100)	—
Bankruptcy settlement	(27)	(1,473)		(27)	(2,093)
Impairment of long-lived assets	—	12,367		—	12,367

Total operating expenses	292,653	319,799		619,168	633,516

Operating income (loss)	27,676	(23,484)		27,753	(3,669)

Other income (expense):
Interest expense	(9,719)	(8,689)		(19,400)	(18,533)
Interest income	1,919	3,893		4,519	8,426
Loss from equity method investments	(506)	(3,517)		(1,558)	(3,587)
Other income (expense)	9,650	(4,591)		13,553	(4,386)

Total other income (expense)	1,344	(12,904)		(2,886)	(18,080)

Income (loss) from continuing operations before taxes	29,020	(36,388)		24,867	(21,749)
Income tax provision (benefit)	11,557	(13,754)		10,162	(8,001)

Net income (loss) from continuing operations	17,463	(22,634)		14,705	(13,748)

Loss from discontinued operations, net of taxes	(8,043)	(1,352)		(9,492)	(2,225) .

Net income (loss)	$9,420	$(23,986)		$5,213	$(15,973)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.65	$(0.71)		$0.53	$(0.42)
Loss from discontinued operations	(0.30)	(0.04)		(0.34)	(0.07)

Net income (loss) per share	$0.35	$(0.75)		$0.19	$(0.49)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.51	$(0.71)		$0.45	$(0.42)
Loss from discontinued operations	(0.22)	(0.04)		(0.26)	(0.07)

Net income (loss) per share	$0.29	$(0.75)		$0.19	$(0.49)

	Three Months Ended March 31,		Six Months Ended March 31,
Pro Forma (After Tax)	2008	2007	2008	2007
NET INCOME(LOSS) — CONTINUING OPERATIONS	$17,463	$(22,634)	$14,705	$(13,748)
Net loss (gain) on securities	(1,867)	5,043	(4,252)	5,043
Loss on disposal	376	—	444	—
(Gain) on re-purchase of convertible debt	(4,532)		(4,532)	—
Costs associated with the return of aircraft and engines	3,277	—	6,935	—
Impairment Charges	—	23,445	—	23,445
Interest rate cap	452		452	—
go! legal expenses	567	—	1,044	—
Start up costs on China JV	882	—	1,035	—
Loss contingency — Hawaiian settlement	(21,012)		(21,012)	—
Loss from equity method investments	311	—	959	70

	$(4,083)	$5,854	$(4,222)	$14,810

Basic	$(0.15)	$0.18	$(0.15)	$0.45
Diluted	$(0.15)	$0.16	$(0.15)	$0.38
To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.
Mesa currently operates 181 aircraft with over 900 daily system departures to 129 cities, 40 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go! This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees and was awarded Regional Airline of the Year by Air Transport World magazine in 1992 and 2005. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.
SOURCE Mesa Air Group, Inc.
For Further Information please contact Paul Skellon – VP Corporate Communications
Tel. +1 602 685 4162; paul.skellon@mesa-air.com
http://www.mesa-air.com/